EXELON CORPORATION SENIOR MANAGEMENT SEVERANCE PLAN (As Amended and Restated)

EXELON CORPORATION SENIOR MANAGEMENT SEVERANCE PLAN (As Amended and Restated) 1. PURPOSE OF THE PLAN The Exelon Corporation Senior Management Severance Plan, as amended and restated herein (the “Plan”), is effective as of February 1, 2024 (the “Effective Date”) except as otherwise specifically provided herein, and supersedes in its entirety all prior versions of the Plan with respect to any Termination of Employment occurring on or after the Effective Date. The Plan is intended to encourage the attraction and retention of executives of Exelon Corporation (“Exelon”) and its participating subsidiaries. 2. ELIGIBILITY Each employee of the Company selected by the Plan Administrator whose position is in Salary Band E09 or above (an “Executive”) shall be eligible to participate in the Plan in the event of his or her Termination of Employment, other than an Executive whose Termination of Employment is governed by the terms and conditions of another separation or change in control plan or agreement between such Executive and the Company or an affiliate thereof. 3. PARTICIPATION Each eligible Executive shall become a participant in the Plan (a “Participant”) as of his or her Termination Date, subject to his or her timely execution of, and compliance with the terms and conditions of (a) a separation agreement with the Company (“Separation Agreement”), (b) a waiver and release of claims which has become irrevocable (“Waiver and Release”) and (c) non-solicitation, confidential information, and intellectual property covenants and, in the discretion of the Plan Administrator, non-competition covenants (collectively, “Restrictive Covenants”), each of the foregoing documents in such form as the Plan Administrator, in its sole discretion, may require. 4. BENEFITS In addition to payment of all Accrued Obligations, a Participant shall be entitled to the following benefits upon his or her Termination of Employment: 4.1. Severance Pay. Continued payment of (a) his or her Base Salary, and (b) if the Participant is a participant in the Annual Incentive Award Plan for the year in which the Termination Date occurs, his or her Target Incentive, each payable during the Severance Period in substantially equal regular payroll installments commencing within 45 days after his or her Termination Date. 4.2. Annual Incentive Awards. Each Participant who is a participant in the Annual Incentive Award Plan for the year in which the Termination Date occurs shall remain eligible to receive a pro-rated Annual Incentive based on the number of days elapsed during such year as of the Termination Date, payable at the time such awards are paid to active employees for such year (but not later than March 15 of the year following the

2 Termination Date). A Participant who is not a participant in the Annual Incentive Award Plan for the year in which the Termination Date occurs shall not be entitled to an Annual Incentive for such year, and the amount (if any) payable under any other annual incentive plan in which the Participate participates for such year shall be determined by the Plan Administrator in its sole discretion. 4.3. Long-Term Incentive Awards. Each of the Participant’s outstanding awards (if any) under the LTIP, including stock options, restricted stock, restricted stock units, restricted cash, performance shares, performance units and similar stock or cash incentive awards, shall become vested and payable to a Participant solely to the extent (and at the time) provided under the terms of the LTIP, applicable program and/or award agreement under which such awards are granted. 4.4. Health Care Coverage. (a) COBRA Coverage. During the Severance Period, a Participant (and his or her eligible dependents) who so elects shall be eligible to participate in the health care plans under which he or she was covered immediately prior to the Termination Date, in accordance with and subject to the terms and conditions of such plans as in effect from time to time. The Participant’s out of pocket costs (including premiums, deductibles and co-payments) for such coverage shall be the same as those in effect from time to time for active peer employees during such period. Such coverage shall be provided during the Severance Period in satisfaction of continuation coverage under Section 4980B of the Code and Section 601 to 609 of ERISA (“COBRA”) for such period. At the end of the Severance Period, COBRA continuation coverage at the Participant’s expense may be continued for any remaining balance of the statutory COBRA coverage period. (b) Retiree Coverage. A Participant who is in a classification and position eligible for retiree coverage as of his or her Termination Date and who, as of the last day of the Severance Period, has attained at least age 50 and completed at least 10 years of service (or who has completed such other age and service requirement then in effect under the Exelon Corporation Severance Benefit Plan or any successor plan as of the relevant time set forth in such plan) shall be entitled to elect to participate in such Company group health care programs that are then available to similarly situated retirees of his or her legacy Company who terminate employment as of the Termination Date. The eligibility for coverage and availability of programs or plans, the amounts charged for coverage, and the other terms, conditions and limitations under the Company’s group health care programs or plans shall remain subject to the Company’s right to amend, change or terminate such programs or plans at any time. 4.5. SERP / Other Deferred Compensation. With respect to a Participant who has a vested benefit and actively participates in a defined benefit pension plan as of his or her Termination Date, the Severance Period (but not to exceed 24 months) shall be taken into

3 account as service solely for purposes of determining, to the extent relevant under the qualified defined benefit pension plan then covering the Participant, the amount of the Participant’s regular accrued SERP benefit, but not for purposes of determining eligibility for early retirement benefits (including any social security supplement) or any other purpose. In determining the amount of the Participant’s benefit, if any, the severance payments made under Section 4.1 shall be considered as if such payments were normal base salary and incentive payments. All amounts previously deferred by, or accrued to the benefit of, such Participant under a non-qualified deferred compensation plan of the Company shall, to the extent vested, be paid in accordance with the Participant’s distribution election in effect thereunder as of the Termination Date (or, if no affirmative election is in effect as of such date, the default election applicable to the Participant). 4.6. Life Insurance and Disability Coverage. A Participant shall be eligible for continued coverage under the applicable life insurance and executive-only long term disability plans sponsored by the Company (or other equivalent coverage or benefits) through the last day of the Severance Period applicable to such Participant on the same terms and subject to the same terms and conditions as are applicable to active peer employees (including, without limitation, submission of proof by an Executive who seeks long term disability benefits that such Executive would have satisfied the conditions for such benefits had the Executive been an employee during the Severance Period and terminated employment on or before the last day of such period). 4.7. Outplacement and Financial Counseling Services. During the twelve-month period following the Termination Date, the Company shall reimburse the Participant for reasonable fees as incurred for services rendered by a professional outplacement organization approved by the Plan Administrator to provide individual outplacement services, and the Participant shall be eligible to receive financial counseling services consistent with the terms and conditions applicable to active peer executives under Exelon’s executive perquisite policy. 5. CHANGE IN CONTROL BENEFITS A Participant, whose Termination Date occurs during the period commencing ninety (90) days before a Change Date and ending on the second anniversary of such Change Date, shall be entitled to the payment of all Accrued Obligations and the following benefits in lieu of the benefits described in Section 4 hereof: 5.1. Severance Pay. Continued payment of (a) his or her Base Salary, and (b) if the Participant is a participant in the Annual Incentive Award Plan for the year in which the Termination Date occurs, his or her Target Incentive, each payable during the Severance Period in substantially equal regular payroll installments commencing within 45 days after his or her Termination Date. 5.2. Annual Incentive for Year of Termination. A pro-rated Annual Incentive under the annual incentive plan applicable to such Participant for the year in which the Termination Date occurs, based on the number of days elapsed during such year as of the Termination Date, payable at the time such awards are paid to active employees for such year (but not later than March 15 of the year following the Termination Date).

4 5.3. Long-Term Incentive Awards. (a) Stock Options. Each outstanding stock option granted to the Participant under the LTIP shall (i) become fully vested as of the Termination Date, and (ii) thereafter remain exercisable until the fifth anniversary of the Termination Date or, if earlier, the expiration date of any such stock option, provided that this provision shall not limit the right of the Company to cancel such stock options in connection with a Change in Control in accordance with the terms and conditions of the LTIP. (b) Restricted Stock, Stock Unit and Cash Awards. All forfeiture conditions that are applicable as of the Termination Date to any outstanding shares of restricted stock, restricted stock units or restricted cash awarded to the Participant under the LTIP shall (except as expressly provided to the contrary in such awards) lapse and such awards shall become fully vested as of the Termination Date. (c) Other LTIP Awards. To the extent the performance period applicable to any outstanding performance shares, performance units or similar stock or cash incentive awards granted to the Executive under the LTIP has ended as of the Termination Date (or, if later, the Change Date), including performance periods that are terminated early in connection with the Change in Control, such awards shall become fully vested and payable (to the extent not already paid), based on the performance level attained (or deemed to have been attained in connection with the Change in Control). To the extent the performance period applicable to any such award has not ended as of the Termination Date (or, if later, the Change Date), such award shall become fully vested and payable based on the extent to which the performance goals established under the LTIP for such performance period are attained as of the last day of the performance period. 5.4. Make-Whole if Termination Date Precedes Change Date. Notwithstanding the foregoing provisions of this Section 5, in the event the Participant’s Termination Date occurs during the 90-day period preceding the Change Date, then (i) any payments that would have been to the Participant earlier under Sections 5.1 or 5.2, had the Change Date preceded his or her Termination Date, will be paid in a lump sum within 45 days after the Change Date, (ii) none of the Participant’s LTIP awards described in Section 5.3 shall expire or be forfeited during the 90-day period preceding the Change Date, except to the extent they would have expired or been forfeited had the Participant remained employed until the Change Date, and (iii) any lapse of restrictions and vesting of such LTIP awards that would have occurred as of the Termination Date, had it been preceded by the Change Date, shall occur as of the Change Date. 5.5. Continuation of Welfare Benefits. (a) COBRA Coverage. During the Severance Period, a Participant (and his or her dependents) who so elects shall be eligible to participate in the health care plans under which he or she was covered immediately prior to the Termination Date, in accordance with and subject to the terms and

5 conditions of such plans as in effect from time to time. The Participant’s out of pocket costs (including premiums, deductibles and co-payments) for such coverage shall be the same as those in effect from time to time for active peer employees during such period. Such coverage shall be provided during the Severance Period in satisfaction of continuation coverage under COBRA for such period. At the end of the Severance Period, COBRA continuation coverage at the Participant’s expense may be continued for the remaining balance of the statutory COBRA coverage period, if any. (b) Retiree Coverage. A Participant who is in a classification and position eligible for retiree coverage as of his or her Termination Date and who, as of the last day of the Severance Period, has attained at least age 50 and completed at least 10 years of service (or who has completed such other age and service requirement then in effect under the Exelon Corporation Severance Benefit Plan or any successor plan as of the relevant time set forth in such plan) shall be entitled to elect to participate in such Company group health care programs that are then available to similarly situated retirees of his or her legacy Company who terminate employment as of the Termination Date. The eligibility for coverage and availability of programs or plans, the amounts charged for coverage, and the other terms, conditions and limitations under the Company’s group health care programs or plans shall remain subject to the Company’s right to amend, change or terminate such programs or plans at any time. 5.6. SERP/ Other Deferred Compensation. For purposes of the Participant’s SERP benefit (if the Participant then actively participates in a defined benefit pension plan), the Severance Period (but not to exceed 24 months) shall be taken into account as service solely for purposes of determining whether the Participant is vested and, to the extent relevant under the qualified defined benefit pension plan then covering the Participant, the amount of the Participant’s regular accrued SERP benefit, but not for purposes of determining eligibility for early retirement benefits (including any social security supplement) or any other purpose. In determining the amount of the Participant’s vested benefit, if any, the severance payments made under Section 5.1 shall be considered as if such payments were normal base salary and incentive payments. All amounts previously deferred by, or accrued to the benefit of, such Participant under a non-qualified deferred compensation plan of the Company shall, to the extent vested, be paid in accordance with the Participant’s distribution election in effect thereunder as of the Termination Date (or, if no affirmative election is in effect as of such date, the default election applicable to the Participant) 5.7. Life Insurance and Disability Coverage. A Participant shall be eligible for continued coverage under the applicable life insurance and executive-only long term disability plans or programs sponsored by the Company (or other equivalent coverage or benefits) through the last day of the Severance Period applicable to such Participant on the same terms and subject to the same terms and conditions as are applicable to active peer employees (including, without limitation, submission of proof by an Executive who seeks long term disability benefits that such Executive would have satisfied the conditions for

6 such benefits had the Executive been an employee during the Severance Period and terminated employment on or before the last day of such period). 5.8. Outplacement and Financial Counseling Services. During the 12-month period following the Termination Date, the Company shall pay or cause to be paid on behalf of such Participant, as incurred, all reasonable fees and costs charged by a nationally recognized outplacement firm selected by such Participant for outplacement services. During such period, the Participant also shall be eligible to receive financial counseling services consistent with the terms and conditions applicable to active peer executives under Exelon’s executive perquisite policy as of the Termination Date. 5.9. Procedural Requirements. The Company shall strictly observe or cause to be strictly observed each of the following procedures in connection with any termination for Cause during the period commencing on a Change Date and ending on the second anniversary of such Change Date: an eligible Executive’s termination of employment shall not be deemed to be for Cause unless and until there shall have been delivered to such Executive a written notice of the determination of the Chief Executive Officer of the Company which is the Executive’s employer (“CEO”) (after reasonable written notice of such consideration by the CEO of acts or omissions alleged to constitute Cause is provided to such Executive and such Executive is given an opportunity to present a written response to the CEO regarding such allegations), finding that, in his or her good faith opinion, such Executive’s acts, or failure to act, constitutes Cause and specifying the particulars thereof in detail. 5.10. Sole and Exclusive Obligations. The obligations of the Company under this Plan with respect to any Termination of Employment under this Section 5 shall supersede and not duplicate any severance obligations of the Company in any other plan of the Company or prior agreement between such Participant and the Company or its predecessor in interest. 5.11. Payment Capped. If the Plan Administrator determines that any benefits paid or payable under this Plan to a Participant would give rise to liability of the Participant for the excise tax imposed by Section 4999 of the Code or any successor provision, then the amount payable to the Participant hereunder shall be reduced by the Company to the extent necessary so that no portion is subject to such excise tax; provided, however, such reduction shall be made only if it results in the Participant retaining a greater amount of benefits on an after-tax basis (taking into account the excise tax and applicable federal, state, and local income and payroll taxes) than the amount of benefits on an after-tax basis (taking into account the excise tax and applicable federal, state, and local income and payroll taxes) the Participant would have retained absent such reduction. In the event benefits are required to be reduced pursuant to this Section 5.11, then they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code: (i) first from cash benefits (ii) next from performance-vested equity benefits, with benefits having later payments dates being reduced first; (iii) next from time-vested equity benefits, with benefits having later payment dates being reduced first; and (iv) in the case of equity benefits having the same payments dates, pro-rata amongst all such benefits. The Plan Administrator shall, in its sole discretion, choose an independent public accounting firm or professional consulting services provider of national reputation and experience to make in writing in good faith all calculations and determinations under

7 this Section 5.11 including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.11, the accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Plan Administrator shall furnish to the accountants information and documents as the Accountants may reasonably request to make the calculations and determinations under this Section 5.11 and shall bear all costs the accountants incur in connection with any calculations contemplated hereby. 6. TERMINATION OF PARTICIPATION; CESSATION OF BENEFITS; RECOUPMENT A Participant’s benefits under the Plan shall terminate on the last day of the Participant’s Severance Period; provided that a Participant’s right to benefits shall terminate immediately on the date that the Participant breaches any of the terms of his or her Separation Agreement, Restrictive Covenants or Waiver and Release, or if at any time the Company determines (in accordance with Section 5.9 with respect to a Participant receiving benefits under Section 5) that in the course of his or her employment the Executive engaged in conduct described in Section 7.5(b), (c), (d) or (e), in which case the Company may require the repayment of amounts paid pursuant to Section 4 or Section 5 (other than any Accrued Obligations) prior to such breach or other conduct, and shall discontinue the payment of any additional amounts under the Plan. To the extent that the Company makes payments and provides benefits to an Executive and the Executive either does not timely execute and deliver the Waiver and Release to the Company or revokes the Waiver and Release in accordance with its terms, Executive shall pay to the Company within 10 days following the expiration of the consideration period of the Waiver and Release or the date such Waiver and Release was revoked, a lump sum payment of all payments and the value of all benefits (other than Accrued Obligations) received by Executive to date hereunder. Notwithstanding any provision of the Plan or any Separation Agreement to the contrary, benefits paid or payable to a Participant under the Plan shall be subject to any executive or officer recoupment or claw back policy of the Board of Directors (including but not limited to Exelon’s Financial Restatement Compensation Recoupment Policy), as in effect from time to time. Any termination and/or recoupment of benefits under the Plan shall be in addition and without prejudice to any other remedies that the Company may elect to assert. 7. DEFINITIONS In addition to terms previously defined, when used in the Plan, the following capitalized terms shall have the following meanings unless the context clearly indicates otherwise: 7.1. “Accrued Obligations” means, the sum of a Participant’s (a) Base Salary (b) any annual incentive with respect to the preceding fiscal year, (c) any unused vacation or paid time off days and (d) any properly reimbursable business expenses; in each case which are accrued but unpaid as of the Termination Date. 7.2. “Annual Incentive” means (a) for purposes of Section 4 hereof, an amount to which a Participant would have been entitled under the Annual Incentive Award Plan based on the actual performance goals established pursuant to such plan and assuming a

8 “meaningful impact” individual performance rating, or (b) for purposes of Section 5 hereof, an amount to which a Participant would have been entitled under the Annual Incentive Award Plan (or any other short-term incentive plan of the Company or its successor applicable to such Participant in lieu of the Annual Incentive Award Plan) based on the actual achievement of performance goals established pursuant to such plan (or if such performance cannot reasonably be determined, the average of the actual Annual Incentives paid or payable to the Participant for each of the two calendar years preceding the Termination Date), assuming a “meaningful impact” individual performance rating (if applicable) and disregarding any reduction in a Participant’s Base Salary or Target Incentive (if any) occurring during the period beginning 90 days prior to the Change Date. 7.3. “Annual Incentive Award Plan”, means the Exelon Corporation Annual Incentive Award Plan (but not any other short-term incentive plan of a Company), or any successor plan thereto (including but not limited to any annual incentive plan of a successor to Exelon pursuant to a Change in Control). 7.4. “Base Salary” means (a) for purposes of Section 4, the annualized base salary payable to the Participant as of his or her Termination Date, and (b) for purposes of Section 5, the greater of the amount determined in the immediately preceding clause and 12 times the highest annualized base salary paid or payable to the Participant by the Company in respect of the 12-month period immediately before the Change Date. 7.5. “Cause” means, with respect to any Executive: (a) the refusal to perform or habitual neglect in the performance of the Executive’s duties or responsibilities, or of specific directives of the Board of Directors of a Company or the officer or other executive to whom the Executive reports which are not materially inconsistent with the scope and nature of the Executive’s employment duties and responsibilities; (b) the Executive’s willful or reckless commission of act(s) or omission(s) which have resulted in, or in the Company’s reasonable judgment are likely to result in, a material loss to, or material damage to the reputation of the Company or any of its affiliates, or that compromise the safety of any employee or other person; (c) the Executive’s commission of a felony or any crime involving dishonesty or moral turpitude; (d) the Executive’s material violation of Exelon’s or any of its affiliate’s Code of Business Conduct (including the corporate policies referenced therein), or of any statutory or common law duty of loyalty to Exelon or any of its affiliates; or (e) any breach by the Executive of one or more of the Restrictive Covenants. 7.6. “Change Date” means the date on which a Change in Control occurs.

9 7.7. “Change in Control” has the meaning set forth in the definition of such term in the LTIP. 7.8. “COBRA” has the meaning set forth in Section 4.4 hereof. 7.9. “Code” means the Internal Revenue Code of 1986, as amended. 7.10. “Company” means, individually and collectively, Exelon, Atlantic City Electric Company, Baltimore Gas and Electric Company, Commonwealth Edison Company, Delmarva Power & Light Company, Exelon Business Services Company, LLC, PECO Energy Company, PHI Service Company, Potomac Electric Power Company and any other subsidiary of the foregoing of which Exelon directly or indirectly owns at least 80% of the outstanding voting power and that is designated by the Plan Administrator as a participating employer in the Plan. 7.11. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. 7.12. “Executive” has the meaning set forth in Section 2 hereof. 7.13. “Exelon” has the meaning set forth in Section 1 hereof. 7.14. “Good Reason” means: (a) for purposes of Section 4 hereof, (i) a material reduction of an Executive’s base salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company or of the Executive’s business unit; (ii) a demotion below the Executive level; or (iii) with respect to Exelon’s Chief Executive Officer, a material adverse reduction in his or her position or duties, but excluding any such change caused solely by a disposition of all or a significant portion of a Company’s business or operations. (b) for purposes of Section 5 hereof, the occurrence of any one or more of the following actions or omissions that occurs during the period commencing on a Change Date and ending on the second anniversary of such Change Date: (i) a material reduction of an Executive’s base salary, incentive compensation opportunity or aggregate benefits; (ii) a material adverse reduction in the Executive’s position, duties or responsibilities (excluding, with respect to an Executive other than the Chief Executive Officer of a Company, a change in the position or level of officer to whom the Executive reports);

10 (iii) a relocation by more than 50 miles of (A) the Executive’s primary workplace, or (B) the principal offices of Exelon or its successor (if such offices are such Executive’s workplace), in each case without the Executive’s consent; provided, however, in both cases of (A) and (B) of this subsection (b)(iii), such new location is farther from the Executive’s residence than the prior location; or (iv) a material breach of this Plan by Exelon or its successor. (c) Limitations on Good Reason. Notwithstanding the foregoing provisions of this Section, no act or omission shall constitute a material breach of this Plan by Exelon, nor grounds for “Good Reason”: (i) unless the Executive gives the Plan Administrator a Notice of Termination at least 30 days prior to the Executive’s Termination Date, and the Company fails to cure such act or omission within the 30-day period; (ii) if the Executive first acquired knowledge of such act or omission more than 90 days before such Participant gives the Plan Administrator such Notice or Termination; or (iii) if the Executive has consented in writing to such act or omission. 7.15. “including” means including without limitation. 7.16. “LTIP” means the Exelon Corporation Long-Term Incentive Plan, as amended from time to time, or any successor thereto. 7.17. “Notice of Termination” means a written notice given by an Executive to the executive or officer to whom he or she reports and to the Plan Administrator which sets forth in reasonable detail the specific facts and circumstances claimed to provide a basis for a Termination of Employment for Good Reason. 7.18. “Participant” has the meaning set forth in Section 3 hereof. 7.19. “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department. 7.20. “Plan Administrator” means Exelon’s Vice President, Corporate Compensation or, in the event the person holding such position as of a Change Date ceases to hold such position during the succeeding 24 months, a person appointed by the majority of the member of the board of directors who were directors of Exelon immediately prior to the Change Date.

11 7.21. “Restrictive Covenants” has the meaning set forth in Section 3 hereof. 7.22. “Section” means, unless the context otherwise requires, a section of this Plan. 7.23. “Senior Executive Management” means (a) Exelon’s Chief Executive Officer, (b) each Executive Vice President or above who reports directly to Exelon’s Chief Executive Officer and/or is Exelon’s Chief Financial, Human Resources, or Legal Officer, and (c) each Chief Executive Officer of a Company. 7.24. “Separation Agreement” has the meaning set forth in Section 3 hereof. 7.25. “SERP” means the non-qualified supplemental defined benefit pension plan of the Company, if any, in which an Executive actively participates as of his or her Termination Date. 7.26. “Severance Period” means the period during which Base Salary and Target Incentive is payable to a Participant, based on his or her level of seniority and period of continuous service with the Company immediately preceding the Termination Date, as set forth below. (a) For purposes of Section 4 hereof, the Severance Period with respect to: (i) Senior Executive Management shall be 24 months (18 months if less than 2 continuous years of service; 12 months if less than one continuous year of service); (ii) Any Senior Vice President or above shall be 18 months (15 months if less than 2 continuous years of service; 9 months if less than 1 continuous year of service); and (iii) any other Executive shall be 15 months (12 months if less than 2 continuous years of service; 6 months if less than 1 continuous year of service). (b) For purposes of Section 5 (i.e., Change in Control) hereof, the Severance Period with respect to: (i) Exelon’s Chief Executive Officer and each Senior Vice President or above of Exelon who reported to Exelon’s CEO for the two continuous year period ending on the Termination Date and/or who is Exelon’s Chief Financial, Human Resources or Legal Officer shall be 2.99 years; (ii) any other Senior Vice President or above of Exelon or Chief Executive Officer of a Company other than Exelon shall be 24 months; (iii) any Senior Vice President or above of a Company other than Exelon shall be 18 months; and

12 (iv) any other Executive shall be 15 months. 7.27. “Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code. 7.28. “Target Incentive” means an amount equal to the percentage of the Participant’s Base Salary (if any) to which he or she would have been entitled immediately prior to such date under the Annual Incentive Award Plan for the year in which the Termination Date occurs if the Participant were employed for the entire year and the performance goals established pursuant to such plan were achieved at the 100% (target) level. 7.29. “Termination Date” means the effective date of an eligible Executive’s Termination of Employment with the Company, which shall be the date on which such Executive has a “separation from service,” within the meaning of Section 409A of the Code; provided, however, that if the Executive terminates his or her employment for Good Reason, the Termination Date shall not be earlier than the thirtieth day following the Company’s receipt of such Executive’s Notice of Termination, unless the Plan Administrator consents in writing to an earlier Termination Date. 7.30. “Termination of Employment” means: (a) a termination of an eligible Executive’s employment by the Company for reasons other than for Cause or disability; or (b) a resignation by an eligible Executive for Good Reason. The following shall not constitute a Termination of Employment for purposes of the Plan: (i) a termination of employment for Cause, (ii) an Executive’s resignation for any reason other than for Good Reason, (iii) the cessation of an Executive’s employment with the Company or any Affiliate due to death or disability (as determined by the Plan Administrator in good faith), or (iv) the cessation of an Executive’s employment with the Company or any subsidiary thereof as the result of the sale, spin-off or other divestiture of a plant, division, business unit or subsidiary or a merger or other business combination followed by employment or reemployment with the purchaser or successor in interest to the Executive’s employer with regard to such plant, division, business unit or subsidiary, or an offer of employment by such purchaser or successor in interest on terms and conditions substantially comparable in the aggregate (as determined by the Plan Administrator in its sole discretion) to the terms and conditions of the Executive’s employment with the Company or its subsidiary immediately prior to such transaction. 7.31 “Waiver and Release” has the meaning set forth in Section 3 hereof. 8. FUNDING The Plan is an unfunded employee welfare benefit plan maintained for the purpose of providing severance benefits to a select group of management or highly compensated employees. Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the

13 Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits from the Company on the terms and conditions provided in the Plan. 9. ADMINISTRATION OF THE PLAN The Plan shall be administered on a day-to-day basis by the Plan Administrator. The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator, in his or her sole discretion may determine. Benefits under the Plan will be paid only if the Plan Administrator, in his or her discretion, determines that an individual is entitled to them; provided, however, that any dispute after the claims procedure under Section 10 has been exhausted regarding whether an Executive’s termination of employment for purposes of Section 5 is based on either Good Reason or Cause may, at the election of the Executive, be submitted to binding arbitration pursuant to Section 11. The Plan Administrator may promulgate any rules and regulations it deems necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, where appropriate, be applied on a consistent basis with respect to similarly situated Executives, and shall be final and binding on any Executive or former Executive and any successor in interest. The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay and provision of severance benefits, to designated individuals or committees. The Plan Administrator may amend any Participant’s Separation Agreement to the extent the Plan Administrator determines it is reasonably necessary or appropriate to do so to comply with section 409A of the Code. 10. CLAIMS PROCEDURE The Plan Administrator shall determine the status of an individual as an Executive and the eligibility and rights of any Executive or former Executive as a Participant to any severance pay or benefits hereunder. Any Executive or former Executive who believes that he or she is entitled to receive severance pay or benefits under the Plan, including severance pay or benefits other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. Within 90 days after the receipt of the claim the Plan Administrator shall either allow or deny the claim in writing, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as practicable, but not later than 180 days after receipt of a request for review. A claimant whose claim is denied (or his or her duly authorized representative) may, within 60 days after receipt of the denial of his or her claim, request a review upon written application to Exelon’s Chief Human Resources Officer or other officer designated by Exelon and specified in the claim denial; review (without charge) relevant documents; and submit written comments, documents, records and other information relating to the claim.

14 The Chief Human Resources Officer or other designated officer shall notify the claimant of his or her decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The officer’s decision on review shall be final and binding on any claimant or any successor in interest. In reviewing a claim or an appeal of a claim denial, the Plan Administrator and the Chief Human Resources Officer or other officer designated by Exelon shall have all of the powers and authority granted to the Plan Administrator pursuant to Section 9. 11. STATUTE OF LIMITATIONS; ARBITRATION No Executive (or representative thereof) may bring any legal or equitable action to recover benefits under the Plan until he or she has exhausted the internal claims and appeals process described above. Any such action must be commenced no later than the first anniversary of a final decision on a claim for benefits (or such earlier date provided in any applicable statute of limitations). Any such action shall be brought exclusively in the federal courts in the Northern District of Illinois, provided that any dispute, controversy or claim between the parties hereto concerning whether an Executive’s termination of employment for purposes of Section 5 is based on either Good Reason or Cause may, at the election of the Executive, be settled by binding arbitration in Chicago, Illinois, before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association (“AAA”) pertaining to the arbitration of commercial disputes. The costs and fees of the arbitrator shall be borne equally by the parties, regardless of the result of the arbitration. Notwithstanding anything to the contrary contained in this Section or elsewhere in this Plan, any party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator, and the Company may seek injunctive relief to enforce the above-referenced statutes of limitations. 12. AMENDMENT OR TERMINATION OF PLAN The Talent Management and Compensation Committee of Exelon’s Board of Directors (or its delegate) may amend, modify or terminate the Plan at any time, and Exelon’s Chief Human Resources Officer may amend the Plan without action of such Committee with respect to matters other than eligibility and severance levels of executive officers at any time; provided, however, that no amendment, modification or termination shall deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable under the Plan. Notwithstanding the foregoing, no amendment or termination that reduces the severance payments or materially adversely affects any Participant’s other benefits under Section 5 shall become effective as to such Participant during the 24-month period following a Change Date unless such Participant consents to such termination or amendment. Any purported Plan termination or amendment in violation of this Section 12 shall be void and of no effect. 13. MISCELLANEOUS 13.1. Limitation on Rights. Participation in the Plan is limited to the individuals described in Sections 2 and 3, and the benefits under the Plan shall not be payable with respect to any

15 voluntary or involuntary termination of employment that is not a Termination of Employment. 13.2. Offset; No Mitigation. (a) To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under Section 4 of this Plan may be reduced to the extent necessary to defray amounts owed by the Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans. (b) A Participant shall not have any duty to mitigate the amounts payable by the Company under this Plan by seeking new employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another, unaffiliated employer. 13.3. Indemnification. Each Participant shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable law and the Company’s by- laws (as in effect immediately preceding the Change Date with respect to a termination pursuant to Section 5) if such Participant was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding brought by a third party whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such Participant is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company or any other entity which such Participant is or was serving at the request of the Company (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by such Participant or to which such Participant may become subject for any reason; provided, that the Participant provides the Plan Administrator written notice of any such Proceeding promptly after receipt and such that the Company’s ability to defend shall not be prejudiced in any fashion and the Company shall have the right to direct the defense, approve any settlement and shall not be required to indemnify the Participant in connection with any proceeding initiated by the Participant, including a counterclaim or crossclaim. 13.4. Severability. If any one or more Sections, subsections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section, subsection or other portion not so declared to be unlawful or invalid. Any Section, subsection or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section, subsection or other portion to the fullest extent possible while remaining lawful and valid. Notwithstanding the foregoing, in the event a determination is made that the Restrictive Covenants are invalid or unenforceable in whole or in part, then the Separation Agreement with respect to the Participant subject to such

16 determination shall be void and the Company shall have no obligation to provide benefits under this Plan to such Participant. 13.5. Governing Law. The Plan shall be construed and enforced in accordance with the applicable provisions of ERISA and Section 409A of the Code. 13.6. No Right to Continued Employment. Nothing in this Plan shall guarantee the right of a Participant to continue in employment, and the Company retains the right to terminate a Participant’s employment at any time for any reason or for no reason. 13.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of Exelon and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and legatees. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the Plan Administrator’s prior written consent. In the event of the death of a Participant prior to receipt of severance pay or benefits to which he or she is entitled hereunder (and, with respect to benefits under Section 4 or Section 5, after he or she has signed the Waiver and Release), the severance pay described in Section 4.1 or 5.1, as applicable, shall be paid to his or her estate, and the Participant’s dependents who are covered under any health care plans maintained by the Company shall be entitled to continued rights under Section 4.4 or Section 5.5, as applicable; provided that the estate or other successor of the Participant has not revoked such Waiver and Release. 13.8. Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (a) If to a Participant, to such Participant at his most recent home address on file with the Company; (b) If to the Company, to the Plan Administrator; (c) or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective upon notice of delivery to the addressee. 13.9. Tax Withholding. The Company may withhold from any amounts payable under this Plan or otherwise payable to a Participant or beneficiary any federal, state, city and other taxes the Company determines to be appropriate under applicable law and may report all such amounts payable to such authority in accordance with any applicable law or regulation. 13.10. Section 409A and Changes to Law. (a) It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Plan in compliance

17 with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 12, the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes. (b) In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for the severance benefits) to the Company, under any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 12, to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification. (c) The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A 1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A 1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the Participant’s Termination Date, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Termination Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code. (d) To the extent any amounts under this Plan are payable by reference to a Participant’s Termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of

18 Section 409A of the Code (a “Section 409A Payment”), and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A 1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of the Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death. Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years. (e) Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment payable to a Participant, whether under this Plan or otherwise, shall be paid to the Participant or to the applicable taxing authorities on the Participant’s behalf as soon as practicable after the related taxes are due, but in any event not later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities. EXELON CORPORATION By: ______________________________ Executive Vice President & Chief Human Resources Officer